Exhibit 10.2

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (this “Agreement”), dated as of the date signed by the last party hereto, is made and entered into by and between Ergo Science, Inc. 790 Turnpike St, Suite 205, North Andover, MA 01845, a Delaware company (“Assignor”) and ERGO Versicherungsgruppe AG, Victoria Platz 2, 40198 Dusseldorf, Germany, a company organized under the laws of Germany (“Assignee”).

WHEREAS, Assignor is the owner of the domain name registration for ergo.com (“Domain Name Registration”); and

WHEREAS, Assignee wishes to purchase and receive an assignment of the Assignor’s entire right, title and interest in and to the said Domain Name Registration, and Assignor is willing, pursuant to the terms of this Agreement, to sell and assign the same to Assignee;

NOW THEREFORE, pursuant to the terms of this Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.                                       Subject to payment in full of the Purchase Price (as defined herein) within 20 days after Assignor completes its obligations under paragraph 4 hereunder transferring the domain name registration hereunder and notifies Assignee’s counsel, Assignor does hereby grant, assign, and convey unto Assignee its entire right, title and interest in and to the Domain Name Registration.  If the Purchase Price is not paid in full in cash by such date, or if Assignee has failed to request prior to September 30, 2003 that the domain name be transferred as contemplated under paragraph 3 hereunder, this Agreement shall automatically terminate and the grant, assignment and conveyance shall be null and void ab initio.

2.                                       In full consideration for the assignment set forth herein, Assignee shall pay Assignor in lawful money of the United States of America, One Hundred Thousand Dollars (US $100,000) (the “Purchase Price”) in immediately available funds in the form of a bank cashier’s check, certified check, or wire transfer, payment to be made and delivered to Assignor as set forth herein.

3.                                       Assignee will forward $100,000 (the “Funds”) to Assignee’s counsel, Janet F. Satterthwaite, Venable Baetjer, Howard & Civiletti, 1201 New York Avenue, NW, Suite 1000, Washington, DC 20005 (“Assignee’s Counsel”), to be held by such counsel until the domain name has been transferred as provided in this Section 3.  Once Assignee’s Counsel confirms to Assignor’s counsel, Pitney, Hardin, Kipp & Szuch LLP, Attention: Michael J. Dunne (“Assignor’s Counsel”), that the Funds have been received and are being held in escrow by Assignee’s Counsel, Assignee’s Counsel will direct Assignee, or its Internet service provider, Cable & Wireless Deutschland GmbH, to go to www.nsi.com and request that the domain name ergo.com (the “Domain Name”) be transferred to Assignee.  Assignor will receive an e-mail addressed to its administrative contact to approve the transfer.  Assignor will approve the transfer within three business days of receipt of the request for approval from Network Solutions.  Once the transfer has been approved and the transfer to Assignee has been completed, Assignee’s Counsel shall release the Funds to Assignor.  Upon the transfer of the Domain Name to Assignee, Assignee will notify Assignee’s Counsel, who will immediately notify Assignor’s Counsel of the same.

4.                                       Assignor agrees to take such further actions and to execute such other documents, at Assignee’s request and expense, reasonably necessary to effectuate the transfer of the Domain Name Registration ergo.com and to vest in and perfect for the benefit of Assignee, the rights, titles and interests hereby granted, assigned and conveyed.

5.                                       Upon payment in full of the Purchase Price, and except as provided above, Assignor shall have no rights in or obligations regarding the Domain Name Registration, and Assignee shall bear all costs and expenses for any recordation of the assignment, further prosecution and maintenance and transfer of registrations, as the case may be, associated with the assigned Domain Name Registration, subject to the terms of this Agreement.

6.                                       (a)  Assignor represents and warrants that:

i.                                          To the best of its knowledge, Assignor is the owner of all right and title in the Domain Name Registration free and clear of all liens and encumbrances; and to its knowledge the Domain Name Registration has not expired;

ii.                                       No claims, actions or disputes involving Assignor concerning the Domain Name Registration are, to Assignor’s knowledge, pending or threatened; and

iii.                                    Assignor has not granted any right or license to any third party to use the Domain Name Registration.

(b)                                 Except as expressly provided under 6(a) above, the Domain Name Registration is transferred “AS IS” and “WITH ALL FAULTS” and Assignor makes no other and hereby disclaims all other representations and warranties, including, without limitation, any and all implied warranties of title, lack of infringement, merchantability and fitness for a particular purpose.

7.                                       Assignee agrees to forward e-mails directed to Assignor for ninety days following the transfer of the Domain Name Registration.

8.                                       All covenants, conditions and agreements contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective executors, administrators, heirs at law, successors in interest, and assignees.

9.                                       This Agreement constitutes the entire understanding between the parties with respect to its subject matter and cannot be modified, changed or amended except in writing executed by the parties hereto, or their successors or assignees.

10.                                 Each party agrees that it has had the opportunity to request assistance of counsel; that it has reviewed and had the opportunity to participate in the drafting of the Agreement; and that the normal rule of construction, to the effect that any ambiguities are to be resolved against the drafting party, shall not be employed in the interpretation of the Agreement or any revision or addendum hereto.

11.                                 The Agreement shall be construed under the laws of the State of New York and each of the parties agrees to submit to personal jurisdiction in U.S. District Court for the Southern District of New York, or New York State Courts, and not to contest jurisdiction or venue in the above-named courts in any dispute arising out of this Agreement.

12.                                 The Agreement may be executed in counterparts, each of which shall be deemed to be an original for all purposes.

13.                                 Confidentiality:  The Parties agree to keep the terms and identity of this Agreement confidential, except as may be required by law, court order, or to enforce the terms of this Agreement.  Neither party shall issue any press release or other public statement about this Agreement nor otherwise disclose the identity of, or any details of, this Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement on the 28th day of May, 2003

ASSIGNOR:

ERGO SCIENCE INC.

By:	/s/David R. Burt
Name:	David R. Burt
Title:	CEO

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement on the 30th day of June, 2003.

ASSIGNEE:

ERGO Versicherungsgruppe AG

By:	/s/ Dr. Boetius Schmidt
Name:	Dr. Boetius Schmidt
Title:	Member of the Board